Exhibit 99.1

FIRST CAPITAL, INC. REPORTS THIRD QUARTER EARNINGS

Corydon, Indiana—October 30, 2015.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.4 million or $0.51 per diluted share for the quarter ended September 30, 2015, compared to $1.5 million or $0.56 per diluted share for the same period in 2014.

The decrease in net income is primarily due to a decrease in noninterest income and an increase in professional fees related to the previously announced agreement to acquire Peoples Bancorp, Inc. of Bullitt County (“Peoples”), headquartered in Shepherdsville, Kentucky.

Net interest income after provision for loan losses increased $42,000 for the quarter ended September 30, 2015 as compared to the quarter ended September 30, 2014. Interest income decreased $93,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 4.43% for the three-month period ended September 30, 2014 to 4.34% for the same period in 2015.  Interest expense decreased $60,000 as the average cost of interest-bearing liabilities decreased from 0.33% to 0.26% when comparing the same two periods.  As a result, the interest-rate spread decreased from 4.10% for the quarter ended September 30, 2014 to 4.08% for the same period in 2015.  The provision for loan losses was $75,000 for the quarter ended September 30, 2014.  However, no provision for loan losses was recorded for the quarter ended September 30, 2015 based on management’s analysis of the allowance for loan losses and a general improvement in the Bank’s loan portfolio evidenced by a decrease in nonperforming loans from $3.2 million at December 31, 2014 to $1.6 million at September 30, 2015.

Noninterest income decreased $212,000 for the three months ended September 30, 2015 as compared to the same period in 2014 primarily due to decreases in other income and commission income of $127,000 and $116,000, respectively.  The decrease in other income was primarily due to a gain on life insurance of $129,000 recognized during the quarter ended September 30, 2014.

Noninterest expenses increased $60,000 for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014.  Professional fees increased $120,000 when comparing the two periods primarily due to fees totaling $86,000 associated with the proposed Peoples acquisition.

For the nine months ended September 30, 2015, the Company reported net income of $4.1 million or $1.49 per diluted share compared to net income of $4.3 million or $1.57 per diluted share for the same period in 2014.

Net interest income after provision for loan losses increased $106,000 for the nine months ended September 30, 2015 compared to the same period in 2014.  Interest income decreased $207,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.45% for 2014 to 4.29% for 2015, partially offset by an increase in the average balance of earning assets from $427.9 million for the nine months ended September 30, 2014 to $437.6 million for the same period in 2015.  Interest expense decreased $173,000 as the average cost of interest-bearing liabilities decreased from 0.35% to 0.28% when comparing the same two periods.  The provision for loan losses decreased from $190,000 for the nine months ended September 30, 2014 to $50,000 for the same period in 2015 primarily due to the general improvement in the Bank’s loan portfolio previously described.

Noninterest income increased $100,000 for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014.  The increase was primarily due to increases in service charges on deposit accounts and gains on the sale of loans of $166,000 and $118,000, respectively, when comparing the two periods, partially offset by a $130,000 decrease in commission income.  The increase in the gains on the sale of loans is primarily due to an increase in the Bank’s sales activity of commercial Small Business Administration loans during 2015.

Noninterest expenses increased $852,000 for the nine months ended September 30, 2015 as compared to the same period in 2014, primarily due to increases in professional fees of $403,000 and compensation and benefit expense of $238,000.  The increase in professional fees is primarily due to $353,000 in fees associated with the proposed Peoples acquisition.  The increase in compensation and benefits is primarily due to the addition of staff in the commercial and residential lending areas as well as normal increases in salaries and benefits.

Total assets as of September 30, 2015 were $465.2 million compared to $472.8 million at December 31, 2014.  Cash and cash equivalents and investment securities decreased $8.8 million and $5.0 million, respectively, which was partially offset by increases of $4.5 million and $3.4 million in net loans receivable and interest-bearing time deposits, respectively.  Deposits decreased $10.0 million during the nine months ended September 30, 2015 primarily due to normal balance fluctuations.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $5.2 million at December 31, 2014 to $3.9 million at September 30, 2015.

At September 30, 2015, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

Forward Looking Statements

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on management’s current expectations, goals and objectives regarding its business strategies, their intended results and the Company’s future performance.  Forward-looking statements are generally preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s ability to consummate and integrate acquisitions and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.  These filings are available publicly on the SEC’s website, www.sec.gov, and on the Company’s website, www.firstharrison.com.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Additional Information Regarding the Proposed Merger with Peoples Bancorp, Inc. of Bullitt County

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  First Capital, Inc. (“First Capital”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus of Peoples Bancorp, Inc. of Bullitt County (“Peoples”) and First Capital, and First Capital will file other documents with respect to the proposed merger.  A definitive joint proxy statement/prospectus has been mailed to shareholders of Peoples and First Capital.  Investors and shareholders of Peoples and First Capital are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information.  Investors and shareholders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by First Capital through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by First Capital will be available free of charge on First Capital’s internet website at www.firstharrison.com under the “Investor Relations” tab.

First Capital, Peoples, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of First Capital is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 27, 2015, its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 30, 2015, and its joint proxy statement/prospectus on Form S-4, filed with the SEC on October 2, 2015.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

FIRST CAPITAL, INC. AND SUBSIDIARY

Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
OPERATING DATA	September 30,		September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014

Total interest income	$13,604	$13,811	$4,553	$4,646
Total interest expense	702	875	220	280
Net interest income	12,902	12,936	4,333	4,366
Provision for loan losses	50	190	0	75
Net interest income after provision for loan losses	12,852	12,746	4,333	4,291

Total non-interest income	3,804	3,704	1,226	1,438
Total non-interest expense	11,091	10,239	3,651	3,591
Income before income taxes	5,565	6,211	1,908	2,138
Income tax expense	1,463	1,862	507	611
Net income	$4,102	$4,349	$1,401	$1,527
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$4,092	$4,339	$1,398	$1,524

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$1.49	$1.57	$0.51	$0.56

Diluted	$1.49	$1.57	$0.51	$0.56

Weighted average common shares outstanding:
Basic	2,740,608	2,760,672	2,740,631	2,741,065

Diluted	2,740,981	2,760,672	2,741,469	2,741,065

OTHER FINANCIAL DATA

Cash dividends per share	$0.63	$0.63	$0.21	$0.21
Return on average assets (annualized)	1.16%	1.27%	1.20%	1.33%
Return on average equity (annualized)	9.34%	10.54%	9.51%	10.93%
Net interest margin	4.08%	4.18%	4.14%	4.17%
Interest rate spread	4.01%	4.10%	4.08%	4.10%
Net overhead expense as a percentage of average assets (annualized)	3.14%	3.00%	3.13%	3.13%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2015	2014

Cash and cash equivalents	$24,411	$33,243
Interest-bearing time deposits	11,635	8,270
Investment securities	95,215	100,232
Gross loans	308,643	305,449
Allowance for loan losses	3,561	4,846
Earning assets	428,096	432,544
Total assets	465,219	472,761
Deposits	402,586	412,636
Stockholders’ equity, net of noncontrolling interest	59,492	57,121
Non-performing assets:
Nonaccrual loans	1,566	3,139
Accruing loans past due 90 days	80	85
Foreclosed real estate	516	78
Troubled debt restructurings on accrual status	1,736	1,901
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	11.16%	10.59%
Tier I - risk based	15.13%	14.55%
Total risk-based	16.17%	15.80%

Contact:

Chris Frederick, Chief Financial Officer

812-734-3464